Exhibit 99.1



Oakland, NJ- The Dewey Electronics Corporation (the "Company") announced today that the Company has received from K. Hovnanian North Jersey Acquisitions, L.L.C. ("K. Hovnanian") a notice terminating the Agreement of Sale dated December 29, 2004 (the "Agreement of
Sale") between the Company and K. Hovnanian. Pursuant to the Agreement of Sale, K. Hovnanian had agreed (subject to the satisfaction of certain conditions) to purchase approximately 68 acres of undeveloped and unused land owned by the Company in Bergen County, New Jersey (the "Land") for a minimum purchase price of $12,000,000 (or if K. Hovnanian exercised an election under the contract to purchase a portion of the Land, a minimum purchase price of $6,000,000). The proposed land sale was approved by the Company's shareholders on March 8, 2005. Pursuant to the Agreement of Sale and an extension entered into on June 2, 2005, K. Hovnanian was permitted to deliver a termination notice to the Company on or before September 7, 2005 if it was not satisfied with the results of its investigation relating to the Land. As a result of such termination, the $200,000 deposit previously paid into escrow by
K. Hovnanian will be returned to K. Hovnanian.

The Company further announced it will continue to actively pursue possible methods of monetizing the Land by its sale and/or development, but there can be no assurance that such transaction will be achieved or, if achieved, what the price, other terms or timing would be. These efforts may be complicated by the current regulatory environment in New Jersey regarding land development.


About The Dewey Electronics Corporation

The Dewey Electronics Corporation, founded in 1955, is a diversified manufacturer of sophisticated electronic and electromechanical systems for the military. Visit our website at www.deweyelectronics.com.

This release contains forward-looking statements as defined in
Section 21E of the Securities and Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties including those involved in the Company's dependence upon its Department of Defense business, as further described in our filings under the Securities Exchange Act.